Neah Power Systems Completes Asset Acquisition of Fuel Cell Business Enabling New Market Opportunities

Newly acquired assets bolster Neah Power’s current product line-up and opens up new markets in the energy market.

BOTHELL, Wash., November 26, 2013

Neah Power Systems, Inc., (OTCBB:NPWZ) http://www.neahpower.com, a provider of power solutions using proprietary, award winning technology for the military, transportation, and portable electronics markets using the PowerChip® and the Buzz Bar technologies, announced today that the Company has completed a fuel cell technology asset acquisition that bolsters its current product line up, and opens up new market opportunities in the renewable energy sector. Neah Power Systems, Inc. (the “Company”) issued 23,198,600 restricted common shares at a price of $0.019 per share, to Clean Tech Investors LLC (the “Seller”) for a purchase price of $440,000 pursuant to the terms of an Asset Purchase Agreement.

“This is an exciting time.” said Dr. Chris D’Couto, CEO of Neah Power Systems. “The integration of this technology, intellectual property, and physical assets into the Company’s suite of product offerings, strengthens our value proposition in the renewable energy marketplace, and opens up new avenues. We will continue to update shareholders on an ongoing basis on the new opportunities enabled by this asset purchase.”

Bill Shenkin, Manager of Clean Tech Investors LLC noted, “We are pleased to combine these assets which were developed using an excess of $15M into Neah Power Systems. We believe that the ongoing commercial success of Neah Power Systems will provide a pathway to commercialize the assets that we bring to the table.”

As part of this asset purchase and previously announced investment by Clean Tech Investors LLC, Mr. Shenkin will be joining the Board of Directors of Neah Power Systems.

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About Neah Power

Neah Power Systems, Inc., (NPWZ.OB) is an innovator of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patent-pending micro fuel cells that enable higher power densities in compact form-factors at a lower cost, and that run in aerobic and anaerobic modes. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. Contact Neah Power at (425) 424.3324 ext-108 or info@NeahPower.com. Neah Power has named Hitman, Inc., as their current agency of record.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2012 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2013 for a discussion of such risks, uncertainties and other factors.

Media Contact:

Steve Brazell

Hitman, Inc. | (212) 300.6026

steve@yourhitman.com